Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter Results

    PITTSBURGH--(BUSINESS WIRE)--Jan. 21, 2004--Allegheny Technologies Incorporated (NYSE:ATI)

    -- Fourth quarter net loss of $210.2 million, or $2.61 per share, includes special charges of $175.9 million, or $2.18 per share

    -- Excluding special charges, fourth quarter net loss of $34.3 million, or $0.43 per share, which includes:

        -- Inventory accounting charges of $11.0 million, or $0.14 per share

        -- Retirement benefit expense of $20.4 million, or $0.25 per share

    --  Fourth quarter cash flow from operations of $30 million

    --  2003 cost reductions of $117 million exceeded plan

    Allegheny Technologies Incorporated (NYSE:ATI) reported a net loss of $210.2 million, or $2.61 per share, on sales of $484.4 million for the fourth quarter ended December 31, 2003. Results included previously announced special charges, after tax, of $175.9 million, or $2.18 per share. Excluding these special charges, the net loss for the fourth quarter 2003 was $34.3 million, or $0.43 per share. Retirement benefit expense, primarily non-cash, was $20.4 million, or $0.25 per share, in the quarter. In addition, fourth quarter 2003 results were negatively impacted by non-cash inventory accounting charges of $11.0 million, or $0.14 per share, primarily due to the effects of rapidly rising raw materials costs under the Company's LIFO inventory accounting methodology.
    "During 2003, ATI continued to generate positive cash flow from operations and make important investments in our core businesses. We ended 2003 with $20 million more cash on hand than at the end of 2002 and continued to have no cash borrowings under our secured domestic credit facility," said Pat Hassey, ATI's President and Chief Executive Officer.
    "Our two major strategic capital investments are on schedule. The first of our two new flat-rolled products electric arc furnaces successfully began operation in the fourth quarter 2003 and is ahead of its cost savings plan. The upgrade to our long products rolling mill is on schedule to begin operation in the first half of this year. We expect to further improve operating performance as this new equipment becomes operational.
    "As a result of actions taken in 2003, we believe ATI should benefit from improving business conditions in 2004. We introduced a number of new alloys to better serve our customers' needs, demonstrating our ongoing commitment to technology and product development. Through our joint venture Uniti Titanium, we expanded our market presence to participate in global growth for industrial titanium. Our 2003 cost reductions reached $117 million, exceeding our goal of $115 million, and we significantly lowered our fixed costs as a result of restructuring actions taken in 2003.
    "The ATI Business System is driving lean manufacturing throughout the Company. Even though costs of our major raw materials increased approximately 27% during 2003, gross inventory increased by less than 1% as a result of ATI Business System initiatives.
    "In 2004, our goal is to achieve profitability in our Flat-Rolled Products segment and improve operating earnings in our High Performance Metals and Engineered Products segments. Our 2004 cost reduction objective is $104 million. While retirement benefit expense will again be a significant negative to financial results, it will remain largely non-cash. Our current 2004 capital expenditures are expected to be between $60 and $70 million, which is within our forecasted depreciation expense of $72 million. While we are concerned about raw material and energy price volatility, especially for nickel and natural gas, we are taking actions to manage the impact of this volatility internally and we are now able to increase selling prices.
    "As 2004 begins, we are seeing improvement in market conditions, particularly in our Flat-Rolled Products segment. Price increases announced in December for most of our flat-rolled products and the pricing policy revision for our nickel and cobalt alloys and specialty steel long products are in effect. We announced additional price increases for stainless steel and silicon electrical steel products last week. Our exotic alloys business continues to do very well. The current valuation of the US dollar provides potential for improved non-domestic sales. We expect overall business conditions for most of our major end markets to steadily improve in 2004."



                              Three Months Ended  Twelve Months Ended
                                  December 31         December 31
                                  In Millions         In Millions
                              ------------------- --------------------
                                 2003      2002       2003      2002
                              --------- --------- ---------- ---------

Sales                           $484.4    $454.2   $1,937.4  $1,907.8

Net loss                        (210.2)    (39.7)    (292.1)    (65.8)

Special charges, net            (175.9)    (29.0)    (178.9)    (33.5)

Cumulative effect of change
 in accounting principle             -         -       (1.3)        -

Net loss before special
 charges and the
 cumulative effect of change
 in accounting principle       $ (34.3)  $ (10.7)  $ (111.9)  $ (32.3)

                               Per Diluted Share   Per Diluted Share
                              ------------------- --------------------
Net loss                        $(2.61)   $(0.49)    $(3.62)   $(0.82)

Special charges, net             (2.18)    (0.36)     (2.22)    (0.42)

Cumulative effect of change
 in accounting principle             -         -      (0.02)        -

Net loss before special
 charges and the
 cumulative effect of change
 in accounting principle       $ (0.43)  $ (0.13)   $ (1.38)  $ (0.40)


    Fourth Quarter 2003 Financial Overview

    -- Sales of $484.4 million were up 7% compared to fourth quarter 2002. Flat-Rolled Products sales were 11% higher, primarily due to raw materials surcharges. Sales were 3% lower in the High Performance Metals segment and sales were 13% higher in the Engineered Products segment.

    -- Net loss was $210.2 million, or $2.61 per share, compared to a fourth quarter 2002 net loss of $39.7 million, or $0.49 per share. Results in the fourth quarter 2003 included special charges, largely non-cash, of $175.9 million, or $2.18 per share, which included $130.0 million, or $1.61 per share, to establish a valuation allowance for a portion of the Company's net deferred tax assets. In the same period in 2002, special charges were $29.0 million, or $0.36 per share.

    -- Retirement benefit expense, after tax, in the fourth quarter 2003 was $20.4 million, or $0.25 per share, compared to $3.5 million, or $0.04 per share, in the fourth quarter 2002. For the year, after-tax retirement benefit expense was $83.9 million, or $1.04 per share, in 2003 compared to $13.8 million, or $0.17 per share, in 2002. Substantially all of the increase in retirement benefit expense in 2003 compared to 2002 was non-cash.

    -- Inventory accounting charges, primarily related to the Company's LIFO methodology, were $17.8 million pretax and $11.0 million after tax, or $0.14 per share, in the fourth quarter 2003 compared to $1.1 million pretax and $0.7 million after tax, or $0.01 per share, in the fourth quarter 2002.

    -- Cash flow from operations in the fourth quarter 2003 was $29.9 million and cash on hand increased to $79.6 million, $20.2 million higher than at the end of 2002.

    -- Cost reductions, before the effects of inflation, totaled $33 million company wide in the fourth quarter 2003, bringing cost reductions to $117 million for the year. Our 2003 cost reduction goal was $115 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand from consumer durable markets remained good and demand improved from some capital goods markets. Raw material surcharges escalated during the quarter due to rising LME nickel prices, resulting in higher average transaction prices, although base-selling prices remained substantially the same as in the third quarter. Base-selling price increases for most products were announced in December 2003 and January 2004.

    Fourth quarter 2003 compared to fourth quarter 2002

    -- Sales increased 11% to $268.6 million, primarily due to higher raw materials surcharges. Total tons shipped increased 4% as demand increased in some markets. Average transaction prices were 7% higher due to higher raw materials surcharges; however, average base-selling prices, which do not include surcharges, declined by approximately 1%.

    -- The segment had an operating loss of $1.7 million compared to an operating loss of $11.8 million last year. While the benefits of cost reduction initiatives and lower depreciation expense favorably affected results, the segment reported an operating loss for the period due to the effects of higher raw materials and energy costs and lower average base-selling prices. Results for 2002 included the settlement of a labor dispute regarding profit sharing for prior years, which resulted in a pretax special charge of $3.9 million.

    -- The rapid rise in nickel and other raw material costs, combined with continuing efforts to reduce inventory volumes, resulted in a $7.6 million increase in inventory accounting charges, primarily LIFO, in the fourth quarter 2003 compared to the prior year fourth quarter.

    -- Energy costs, primarily natural gas, increased $0.5 million compared to 2002.

    -- Results for the fourth quarter of 2003 benefited from $16 million in cost reductions, before the effects of inflation and higher energy costs, bringing cost reductions to $59 million for the year.

    High Performance Metals Segment

    Market Conditions

    -- Demand for nickel-based alloys and titanium alloys from the commercial aerospace market appears to have stabilized. A pricing policy revision for this segment's nickel and cobalt alloys and specialty steel products took effect at the end of December 2003. The exotic alloys business had another good quarter and continued to benefit from sustained high demand from high-energy physics and government markets, as well as corrosion markets in Asia.

    Fourth quarter 2003 compared to fourth quarter 2002

    -- Sales decreased 3% to $151.6 million. Shipments were up 6% for nickel-based alloys. Shipments were down 30% for specialty steel alloys, primarily due to lower shipments to European markets. Shipments were down 5% for titanium alloys due to significant deliveries for the Goro mining project in 2002. Excluding Goro shipments, titanium volume increased by 11% in the fourth quarter 2003 compared to the same period in 2002. Shipments increased 28% for exotic alloys.

    -- The segment had an operating loss of $3.2 million compared to an operating profit of $9.0 million due to higher raw material and energy costs and lower sales, which offset the benefits from cost reductions.

    -- The rapid rise in nickel and other raw materials costs resulted in an $8.7 million increase in LIFO inventory accounting charges.

    --  Energy costs, primarily natural gas, increased $1.8 million.

    -- Results for the fourth quarter of 2003 benefited from $12 million of cost reductions, before the effects of inflation, bringing cost reductions to $45 million for the year.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten products remained strong from the oil and gas and medical markets and improved from the automotive market. Demand improved for forged and cast products.

    Fourth quarter 2003 compared to fourth quarter 2002

    --  Sales improved 13% to $64.2 million.

    -- Operating profit improved to $1.6 million compared to $0.6 million last year due to higher sales volumes and the benefits from cost reductions, which offset higher raw material costs and lower prices.

    -- Results for the fourth quarter 2003 benefited from $3 million of cost reductions, before the effects of inflation, bringing cost reductions to $9 million for the year.

    Retirement Benefit Expense

    -- Fourth quarter 2003 pretax retirement benefit expense was $32.7 million compared to $5.2 million in the fourth quarter of 2002. This increase resulted in a $27.5 million pretax and $16.9 million after-tax, or $0.21 per share, reduction in fourth quarter 2003 results compared to the same period of 2002.

    -- Approximately $24.8 million of the fourth quarter 2003 pretax retirement benefit expense was non-cash.

    -- The higher retirement benefit expense resulted primarily from the severe decline in the equity markets from 2000 through 2002, lower expected returns on benefit plan investments and a lower discount rate assumption for determining liabilities.

    -- In the fourth quarter 2003, retirement benefit expense increased cost of sales by $23.6 million, and selling and administrative expenses by $9.1 million. In the fourth quarter 2002, retirement benefit expense increased cost of sales by $8.3 million, and reduced selling and administrative expenses by $3.1 million.

    -- ATI is not required to make cash contributions to its defined benefit pension plan for 2004 and, based upon current actuarial studies, does not expect to be required to make cash contributions to its defined benefit pension plan during the next several years.

    -- Pension expense is expected to decline to approximately $75 million pretax for 2004 from $92 million for 2003 as actual returns on pension assets in 2003 were higher than expected, partially offset by a lower assumed discount rate to value pension benefit liabilities. The projected rise in medical benefits inflation and the lower assumed discount rate is expected to result in postretirement medical expenses of approximately $68 million for 2004 compared to $42 million for 2003. The projected 2004 postretirement medical expense does not include the expected favorable impact from the enactment of the new Federal Medicare prescription drug benefit program in December 2003, pending authoritative accounting guidance regarding how the benefit is to be recognized in the financial statements.

    Special Charges

    -- Results for the fourth quarter 2003 included previously announced special charges related to actions taken to reduce fixed costs and streamline operations of $73.4 million pretax and $45.8 million after tax, or $0.57 per share. Substantially all of these charges are non-cash and included:

        -- $13.7 million pretax and $8.6 million after tax from a reduction in salaried workforce of approximately 10% across ATI operations and corporate headquarters, which was substantially completed in the fourth quarter.

        -- $52.1 million pretax and $32.5 million after tax for the impairment of certain assets in the Flat-Rolled Products segment. The majority of these charges relate to Allegheny Ludlum's remaining assets located in Houston, PA and its Washington Flat Roll coil facility located in Washington, PA. These charges do not impact current operations at these facilities.

        -- $7.6 million pretax and $4.7 million after tax related to closed company environmental and insurance matters.

    -- In addition, as previously announced a non-cash accounting special charge of $130.0 million was recognized in the fourth quarter 2003 to establish a valuation allowance for a portion of the Company's net deferred tax assets, as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This charge, which resulted from the Company's recent history of losses, does not affect the Company's liquidity or its ability to utilize and realize the deferred tax assets in the future. The charge may be reversed in a future period based on consideration of all available evidence as prescribed in SFAS 109. It should be noted that as a result of establishing the valuation allowance, the Company does not expect to recognize a tax benefit for any losses in 2004 when reporting after-tax results. Future tax provisions or benefits will be recognized when taxable income exceeds the 2003 tax loss, or when future losses, if any, are recoverable as cash refunds.

    -- Results for the fourth quarter 2002 included net charges of $45.7 million pretax and $29.0 million after tax, or $0.36 per share, for an asset impairment charge related to the indefinite idling of the Company's Massillon, OH stainless steel coil plate facility, the settlement of a labor dispute regarding profit sharing for certain employees of the Flat-Rolled Products segment for prior years, salaried workforce reductions, and a non-cash charge related to ATI's minority interest in New Piper Aircraft, Inc.

    Other Expenses

    -- Corporate expenses for the fourth quarter 2003 increased to $6.3 million compared to $4.8 million in the year-ago period primarily due to non-cash accrual of expenses associated with the Company's stock-based long-term incentive compensation plan as a result of the significant increase in ATI's stock price during the fourth quarter of 2003. This accrual offset cost reductions at the corporate headquarters resulting from reductions in staffing and other efforts to control costs.

    -- Excluding the effects of postretirement benefits expenses, special charges and non-cash stock-based compensation expense, selling and administrative expenses as a percent of sales declined to 9.6% in the 2003 fourth quarter from 9.8% in the same period 2002.

    Cash Flow and Working Capital

    -- Cash on hand was $79.6 million at December 31, 2003, an increase of $20.2 million from 2002 year-end.

    -- Cash flow from operating activities for the 2003 fourth quarter was $29.9 million, and for the 2003 year was $82.0 million.

    -- At December 31, 2003, managed working capital was 30.7% of annualized sales compared to 32.4% of annualized sales at 2002 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Managed working capital decreased $24.8 million in the fourth quarter of 2003 compared to the third quarter 2003, primarily due to a decline in accounts receivable resulting from the timing of shipments. However, for the year managed working capital increased $11.8 million in 2003 resulting primarily from an increase in accounts receivable due to a higher level of sales in the 2003 fourth quarter compared to the fourth quarter of 2002, and a $3.3 million increase in inventory mostly as a result of higher raw material costs, primarily nickel. The increase in raw material costs should largely be recovered through surcharges.

    -- Capital expenditures were $74.4 million for 2003. Capital expenditures for 2004 are projected to be approximately $60 million to $70 million.

    -- Cash provided by financing activities was $8.5 million for 2003 and included proceeds of $15.3 million on the termination of certain interest rate swap arrangements, primarily in the first quarter of 2003, and net proceeds primarily from capital project financing of $12.6 million, partially offset by $19.4 million of dividend payments.

    -- There are no borrowings currently outstanding under ATI's secured domestic credit facility, although a portion of the letters of credit capacity is being utilized.

    New Accounting Pronouncement

    The adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $0.02 per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

    Allegheny Technologies will conduct a conference call with investors and analysts on January 21, 2004, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Reports on Form 10-Q. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.




Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Quarterly periods unaudited - Dollars in millions, except per share amounts)

                                Three Months Ended Twelve Months Ended
                                   December 31         December 31
                                ------------------ -------------------
                                   2003     2002      2003      2002
                                --------- -------- --------- ---------

Sales                             $484.4   $454.2  $1,937.4  $1,907.8
Costs and expenses:
   Cost of sales                   474.2    428.0   1,873.6   1,744.5
   Selling and administrative
    expenses                        64.9     41.4     226.3     188.3
   Restructuring costs              61.2     37.3      62.4      42.8
                                --------- -------- --------- ---------
Loss before interest, other
   expense and income taxes       (115.9)   (52.5)   (224.9)    (67.8)
Interest expense, net                7.8      8.2      27.7      34.3
Other expense, net                  (4.9)    (1.0)     (5.1)     (1.7)
                                --------- -------- --------- ---------
Loss before income tax
   provision (benefit)
   and cumulative effect of
   change in accounting
   principle                      (128.6)   (61.7)   (257.7)   (103.8)
Income tax provision (benefit)      81.6    (22.0)     33.1     (38.0)
                                --------- -------- --------- ---------
Net loss before cumulative
   effect of change in
   accounting principle           (210.2)   (39.7)   (290.8)    (65.8)
Cumulative effect of change in
   accounting principle                -        -      (1.3)        -
                                --------- -------- --------- ---------

Net loss                         $(210.2)  $(39.7)  $(292.1)   $(65.8)
                                ========= ======== ========= =========

Basic and diluted net loss per
   common share before
   cumulative effect of change
   in accounting principle        $(2.61)  $(0.49)   $(3.60)   $(0.82)

Cumulative effect of change in
   accounting principle                -        -     (0.02)        -
                                --------- -------- --------- ---------

Basic and diluted net loss
   per common share               $(2.61)  $(0.49)   $(3.62)   $(0.82)
                                ========= ======== ========= =========

Weighted average common shares
   outstanding -- basic and
    diluted (millions)              80.6     80.6      80.8      80.6

Actual common shares outstanding--
   end of period (millions)         80.7     80.6      80.7      80.6


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit (Loss) by Business Segment
(Quarterly periods unaudited - Dollars in millions)

  2003      2002            Q4 2003   Q3 2003  Q2 2003 Q1 2003 Q4 2002
--------- ---------         --------  -------  ------- ------- -------
                    Sales:
                    Flat-
                     Rolled
$1,043.5  $1,040.3   Products $268.6  $258.9   $258.7   $257.3 $241.5
                    High
                     Perform-
                     ance
   641.7     630.0   Metals   151.6    162.3    166.8    161.0  156.1
                    Engineered
                     Prod-
   252.2     237.5   ucts/b    64.2     61.4     64.4     62.2   56.6
--------- ---------         --------  -------  -------  ------- ------

                    Total
                     External
$1,937.4  $1,907.8   Sales   $484.4   $482.6   $489.9   $480.5 $454.2
========= =========         ========  =======  =======  ====== =======

                    Operating
                     Profit
                     (Loss):
                    Flat-
                     Rolled
  $(14.1)    $(8.6)  Products $(1.7)   $(4.9)   $(6.2)  $(1.3) $(11.8)
                    % of
    -1.4%     -0.8%  Sales     -0.6%    -1.9%    -2.4%    -0.5%  -4.9%

                    High
                     Perform-
                     ance
    26.2      31.2   Metals    (3.2)     9.5     11.6      8.3    9.0
                    % of
     4.1%      5.0%  Sales     -2.1%     5.9%     7.0%     5.2%   5.8%

                    Engineered
     7.8       4.7   Products/b 1.6      1.2      3.2      1.8    0.6
                    % of
     3.1%      2.0%  Sales      2.5%     2.0%     5.0%     2.9%   1.1%
--------- ---------         --------  -------  -------  ------- ------

                    Operating
                     Profit
    19.9      27.3   (Loss)    (3.3)     5.8      8.6      8.8   (2.2)

                    % of
     1.0%      1.4%  Sales     -0.7%     1.2%     1.8%     1.8%  -0.5%

                    Corporate
   (20.5)    (20.6)  expenses  (6.3)    (4.1)    (5.3)    (4.8)  (4.8)

                    Interest
                     expense,
   (27.7)    (34.3)  net       (7.8)    (4.1)    (8.4)    (7.4)  (8.2)
--------- ---------         --------  -------  -------  ------- ------
   (28.3)    (27.6) Subtotal  (17.4)    (2.4)    (5.1)    (3.4) (15.2)


                    Management
                     transition
                     and restruc-
                     turing
   (69.8)    (42.8)  costs    (61.2)    (8.6)       -        -  (37.3)

                    Other costs,
                     net of
                     gains on
                     asset
   (25.2)    (11.6)  sales    (17.3)    (3.8)    (2.3)    (1.8)  (4.0)

                    Retirement
                     benefit
                     expense
  (134.4)    (21.8)        /a (32.7)/a (33.5)/a (33.4)/a (34.8)  (5.2)
--------- ---------         --------   ------   ------   ------ ------

                    Loss before
                     income
 $(257.7)  $(103.8)  taxes  $(128.6)  $(48.3)  $(40.8) $(40.0) $(61.7)
========= =========         ========  =======  ======= ======= =======

/a Includes non-cash expenses of $24.8 million, $25.6 million, $24.9 million and $28.2 million for the 2003 fourth quarter, 2003 third quarter, 2003 second quarter and 2003 first quarter, respectively.
/b Formerly the Industrial Products Segment. In the 2003 fourth quarter, based upon organization changes Rome Metals became part of Engineered Products. Rome Metals was previously included in Flat-Rolled Products. Prior periods have been restated to reflect this change.


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)
                                            December 31, December 31,
                                                2003         2002
                                            ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $79.6        $59.4
Accounts receivable, net of allowances for
   doubtful accounts of $10.2 and $10.1 at
   December 31, 2003 and December 31, 2002,
   respectively                                   248.8        239.3
Inventories, net                                  359.7        392.3
Deferred income taxes                                 -         20.8
Income tax refunds receivable                       7.2         51.9
Prepaid expenses and
   other current assets                            48.0         32.0
                                            ------------ ------------
   Total current assets                           743.3        795.7

Property, plant and equipment, net                711.1        757.6
Cost in excess of net assets acquired             198.4        194.4
Deferred pension asset                            144.0        165.1
Deferred income taxes                              34.3         85.4
Other assets                                       53.8         95.0
                                            ------------ ------------

Total Assets                                   $1,884.9     $2,093.2
                                            ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                 $172.3       $171.3
Accrued liabilities                               172.1        161.0
Short term debt and current
  portion of long-term debt                        18.3          9.7
                                            ------------ ------------
   Total current liabilities                      362.7        342.0

Long-term debt                                    513.8        509.4
Accrued postretirement benefits                   507.2        496.4
Pension liabilities                               220.6        216.0
Other long-term liabilities                        83.4         80.6
                                            ------------ ------------
Total liabilities                               1,687.7      1,644.4
                                            ------------ ------------

Total stockholders' equity                        197.2        448.8
                                            ------------ ------------

Total Liabilities and Stockholders' Equity     $1,884.9     $2,093.2
                                            ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
                                                  Twelve Months Ended
                                                      December 31
                                                  --------------------
                                                     2003      2002
                                                  ---------- ---------
Operating Activities:

   Net loss                                         $(292.1)   $(65.8)

   Cumulative effect of change in accounting
     principle                                          1.3         -
   Depreciation and amortization                       74.6      90.0
   Change in pension assets/liabilities                67.7      (4.2)
   Deferred income taxes                               72.6      25.6
   Income tax refunds received                         48.5      45.6
   Non-cash restructuring charges and asset write
    offs                                               52.6      39.2
   Change in managed working capital                  (11.8)    155.0
   Income tax refunds receivable                       (3.8)    (49.0)
   Accrued liabilities and other                       72.4     (32.2)
                                                  ---------- ---------
Cash provided by operating activities                  82.0     204.2
                                                  ---------- ---------
Investing Activities:
   Purchases of property, plant and equipment         (74.4)    (48.7)
   Asset disposals and other                            4.1       8.9
                                                  ---------- ---------
Cash used in investing activities                     (70.3)    (39.8)
                                                  ---------- ---------
Financing Activities:
   Net increase (decrease) in debt                     12.4     (85.5)
   Interest rate swap termination                      15.3         -
   Dividends paid                                     (19.4)    (53.2)
   Other                                                0.2         -
                                                  ---------- ---------
Cash provided by (used in) financing activities         8.5    (138.7)
                                                  ---------- ---------
Increase in cash and cash equivalents                  20.2      25.7
Cash and cash equivalents at beginning of period       59.4      33.7
                                                  ---------- ---------
Cash and cash equivalents at end of period            $79.6     $59.4
                                                  ========== =========


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

  2003     2002                Q4 2003 Q3 2003 Q2 2003 Q1 2003 Q4 2002
-------- --------              ------- ------- ------- ------- -------

                  Volume:
                  Flat-Rolled
478,353  487,335   Products    119,271 119,564 120,554 118,964 114,803
-------- --------              ------- ------- ------- ------- -------
                  Commodity
                   (finished
342,689  350,301   tons)        85,341  86,519  87,337  83,492  82,503
                  High value
135,664  137,034   (tons)       33,930  33,045  33,217  35,472  32,300
                  High Performance
                   Metals
                  (000's lbs.)
                  Nickel-based
                   and specialty
 35,168   35,832   steel alloys  8,054   8,965   9,457   8,692   8,719
                  Titanium
 18,436   19,044   mill products 4,391   4,813   4,617   4,615   4,633
                  Exotic
  4,245    3,712   alloys        1,101   1,052   1,160     932     861

                  Average Prices:
                  Flat-Rolled
 $2,178   $2,134   Products     $2,247  $2,165  $2,144  $2,159  $2,102
                  Commodity
                   (per finished
 $1,581   $1,529   tons)        $1,642  $1,570  $1,550  $1,564  $1,490
                  High value
 $3,687   $3,677   (per ton)    $3,768  $3,722  $3,708  $3,557  $3,663
                  High Performance
                   Metals (per
                   lb.)
                  Nickel-based
                   and specialty
  $6.57    $6.39  steel alloys   $6.64   $6.44   $6.47   $6.73   $6.09
                   Titanium mill
 $11.50   $11.83    products    $10.92  $11.05  $11.16  $12.85  $12.36
                   Exotic
 $37.64   $36.29    alloys      $36.56  $38.16  $38.10  $37.75  $43.33


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)
                                                              Dec. 31,
                                                                2003
                                                             Change in
                                                               Managed
             Dec. 31, Sept. 30, June 30,  March 31,  Dec. 31,  Working
               2003      2003      2003      2003      2002    Capital
            --------- --------- --------- --------- --------- --------

Accounts
 receivable   $248.8    $275.5    $274.8    $260.4    $239.3
Inventory      359.7     377.1     401.5     396.6     392.3
Accounts
 payable      (172.3)   (175.5)   (175.1)   (178.1)   (171.3)
            --------- --------- --------- --------- ---------
Subtotal       436.2     477.1     501.2     478.9     460.3

Allowance
 for doubtful
 accounts       10.2       9.8       9.3      10.3      10.1
LIFO reserve   111.7      97.5      87.0      77.7      74.7
Corporate
 and other      17.4      15.9      20.4      18.4      18.6
            --------- --------- --------- --------- --------- --------
Managed
 working
 capital      $575.5    $600.3    $617.9    $585.3    $563.7    $11.8
            ========= ========= ========= ========= ========= ========

Annualized
 prior 2
 months
 sales      $1,874.0  $1,962.0  $1,953.0  $1,992.0  $1,741.0
            ========= ========= ========= ========= =========

Managed
 working
 capital
 as a % of
 annualized
 sales          30.7%     30.6%     31.6%     29.4%     32.4%

Certain amounts from prior periods have been reclassified to conform with the 2003 presentation.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004